INTERIM INVESTMENT ADVISORY AGREEMENT

Between

BROADSTONE REAL ESTATE ACCESS FUND

and

BENEFIT STREET PARTNERS L.L.C.

This INTERIM INVESTMENT ADVISORY AGREEMENT (the “Agreement”), is made as of February 7, 2020 between Broadstone Real Estate Access Fund, a Delaware statutory trust (the “Fund”), and Benefit Street Partners L.L.C., a Delaware limited liability company (the “Investment Adviser”), located at 9 West 57th Street, Suite 4920, New York, New York 10019.

RECITALS:

WHEREAS, the Fund is a closed-end management investment company that is operated as an interval fund and is registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund is authorized to issue shares of beneficial interest;

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Fund desires to retain the Investment Adviser to render investment advisory services to the Fund with respect to the Fund in the manner and on the terms and conditions hereinafter set forth;

WHEREAS, the Investment Adviser has entered into this Agreement as a result of the automatic termination of the prior investment advisory agreement between Broadstone Asset Management LLC (“BAM”) and the Fund (the “Prior Advisory Agreement”) upon a change of control of BAM;

WHEREAS, the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” as that term is defined in the Investment Company Act (the “Independent Trustees”), have determined that the scope and quality of services to be provided to the Fund under this Agreement will be at least equivalent to the scope and quality of services provided under the Prior Advisory Agreement;

WHEREAS, a majority of the Trustees of the Fund are Independent Trustees, and those Trustees select and nominate any other Independent Trustees of the Fund;

WHEREAS, the legal counsel of the Independent Trustees of the Fund is an independent legal counsel;

WHEREAS, the material terms and conditions of this Agreement are the same as the terms in the Prior Advisory Agreement, except for those specific terms and conditions required by Rule 15a-4 under the Investment Company Act;

WHEREAS, the Board has voted in person to approve this Agreement before the Prior Advisory Agreement terminated; and

NOW, THEREFORE, the parties hereto agree as follows:

1. Appointment.

The Fund appoints the Investment Adviser as investment adviser with respect to the Fund’s assets for the period and on the terms set forth in this Agreement, and the Investment Adviser accepts such appointment.

2. Authority and Duties of the Investment Adviser.

(a)	The Investment Adviser, to the extent permitted by applicable laws, rules and regulatory interpretations, agrees to furnish continuously an investment program for the Fund. In this regard the Investment Adviser will manage the investment and reinvestment of the Fund’s assets, determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and continuously review, supervise and administer the investment program of the Fund.

The Fund constitutes and appoints the Investment Adviser as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in the Fund’s name, place and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of the Fund as the Investment Adviser may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling and redeeming its assets and placing orders for such purchases and sales. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the Investment Company Act, except to the extent otherwise permitted by any exemptive order of the Securities and Exchange Commission, or similar relief.

The Fund may delegate to the Investment Adviser, subject to revocation at the discretion of its board of trustees (the “Board” or “Trustees”), the responsibility for voting proxies relating to the Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Investment Adviser. Notwithstanding such delegation, with respect to securities issued by an investment vehicle or fund in which the Fund may invest in the future and that is managed by the Investment Adviser, the Fund will reserve the right, and will not delegate responsibility to the Investment Adviser, to vote any proxies relating to such securities, pursuant to applicable law including the Investment Company Act.

(b)	The Investment Adviser agrees that it will discharge its responsibilities under this Agreement subject to the supervision of the Board and in accordance with the terms hereof, the Fund’s Agreement and Declaration of Trust and Bylaws, the investment objectives, policies, guidelines and restrictions of the Fund, the Investment Company Act, the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, and any policies determined by the Fund’s Board, all as from time to time in effect.

(c)	Subject to the prior approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Fund and, to the extent required by the Investment Company Act and the rules and regulations thereunder, subject to any applicable guidance, exemptive order or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Investment Adviser may, from time to time, delegate to a sub-adviser any of the Investment Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Adviser must oversee the provision of delegated services, the Investment Adviser must bear the separate costs of employing any sub-adviser (provided that the Fund will remain responsible for its own expenses, as described in Section 4 below), and no delegation will relieve the Investment Adviser of any of its obligations under this Agreement.

3. Fees.

The Fund will pay to the Investment Adviser, as compensation for the services rendered, facilities furnished, and expenses borne by the Investment Adviser hereunder, a management fee (“Management Fee”). The Management Fee is accrued daily and payable monthly. The Management Fee is calculated at the annual rate of 1.25% of the Fund’s average daily net assets. In the event the Investment Adviser is not acting as such for an entire month, the Management Fee payable by the Fund for the month shall be prorated to reflect the portion of the month in which the Investment Adviser is acting as such under this Agreement. The fee earned under this Agreement will be computed monthly by the Fund and held in an interest-bearing escrow account with the Fund’s custodian or a bank. If a majority of the Fund’s outstanding voting securities approve an advisory agreement with the Investment Adviser by the end of the term of this Agreement (as described in Section 9), the amount in the escrow account earned with respect to the Fund, including interest earned (if any), will be paid to the Investment Adviser. If a majority of the Fund’s outstanding voting securities do not approve an advisory agreement with the Investment Adviser by the end of the term of this Agreement, the Investment Adviser will be paid out of the escrow account, the lesser of: any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or the total amount in the escrow account earned with respect to the Fund (plus interest earned). For the avoidance of doubt, the Investment Adviser may, within its discretion, waive and/or otherwise limit any portion of its fees for any time period and may recoup such waived fees in subsequent periods as may be disclosed to shareholders and approved by the Board from time to time.

4. Expenses.

(a)	Other than as specifically indicated in this Agreement, the Investment Adviser shall not be required to pay any expenses of the Fund. The Investment Adviser shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses); provided, however, that the Fund, and not the Investment Adviser, shall bear travel expenses (or an appropriate portion thereof) of Trustees or Fund officers who are partners, directors, trustees, or employees of the Investment Adviser to the extent that such expenses relate to attendance at meetings of the Board or any committees thereof or advisers thereto; further provided, however, that the Fund may bear all or a portion of the expenses related to the Fund’s chief compliance officer, as may be approved by the Board from time to time. The Fund is not responsible for the overhead expenses of the Investment Adviser.

(b)	Except as otherwise provided in this Agreement or by law, the Investment Adviser shall not be responsible for the Fund’s expenses and the Fund assumes and shall pay or cause to be paid all of its expenses, including without limitation: organizational and offering expenses (including without limitation out-of-pocket expenses, but not overhead or employee costs of the Investment Adviser); expenses for legal, accounting and auditing services (including expenses of legal counsel to the Trustees who are not interested persons (as defined in the Investment Company Act) of the Fund or the Investment Adviser); taxes (including without limitation securities and commodities issuance and transfer taxes) and governmental fees (including without limitation fees payable by the Fund to Federal, State or other governmental agencies and associated filing costs); dues and expenses incurred in connection with membership in investment company organizations (including without limitation membership dues of the Investment Company Institute); costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, depositories, transfer agents, dividend disbursing agents and dividend reinvestment plan agents (including under the custody, administration and other agreements); costs of valuation service providers retained by the Fund or the Investment Adviser; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); postage, freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of Trustees who are not interested persons (as defined in the Investment Company Act) of the Fund or the Investment Adviser and of any other trustees or members of any advisory board or committee who are not employees of the Investment Adviser or any corporate affiliate of the Investment Adviser; salaries of shareholder relations personnel; costs of shareholders meetings; insurance (including without limitation insurance premiums on property or personnel (including without limitation officers and Trustees) of the Fund which inure to its benefit); interest; brokerage costs (including without limitation brokers’ commissions or transactions costs chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party); the Fund’s proportionate share of expenses related to co-investments; broken deal expenses (including, without limitation, research costs, fees and expenses of legal, financial, accounting, consulting or other advisors (including the Investment Adviser or its affiliates) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, fees and expenses in connection with arranging financing for a particular non-consummated transaction, travel costs, deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and other expenses incurred in connection with activities related to a particular non-consummated transaction); all expenses incident to the payment of any dividend, distribution (including any dividend or distribution program), withdrawal or redemption, whether in shares or in cash; the costs associated with the Fund’s share repurchase program; the cost of making investments (including third-party fees and expenses with respect to or associated with negotiating any such investments) purchased or sold for the Fund; litigation and other extraordinary or non-recurring expenses (including without limitation legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund’s operations.

The Fund shall reimburse the Investment Adviser or its affiliates for any expenses of the Fund as may be reasonably incurred as specifically provided for in this Agreement (including, for the avoidance of doubt, any of the above expenses incurred by the Investment Adviser or its affiliates on the Fund’s behalf) or as specifically agreed to by the Board. The Investment Adviser shall keep and supply to the Fund reasonable records of all such expenses.

(c)	The Investment Adviser will place orders either directly with the issuer or with brokers or dealers selected by the Investment Adviser. In the selection of such brokers or dealers and the placing of such orders, the Investment Adviser will use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Investment Adviser, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Investment Adviser will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Adviser’s overall responsibilities with respect to the Fund and/or to other clients of the Investment Adviser as to which the Investment Adviser exercises investment discretion. In no instance, however, will the Fund’s securities be purchased from or sold to the Investment Adviser, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law.

5. Other Activities and Investments.

(a)	The Investment Adviser and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Investment Adviser the conduct of its business shall reasonably require, and none of the Investment Adviser or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b)	The services of the Investment Adviser to the Fund are not to be deemed exclusive, and the Investment Adviser is free to render similar services to others so long as its services to the Fund are not impaired thereby. To the extent that affiliates of, or other accounts managed by, the Investment Adviser invest in underlying funds or other investment opportunities that limit the amount of assets and the number of accounts that they will manage, the Investment Adviser may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Investment Adviser will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Fund. Nothing herein contained in this Section 5 shall be deemed to preclude the Investment Adviser or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities of underlying funds or other investment opportunities for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)	It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Investment Adviser, and in any person controlled by or under common control with the Investment Adviser, and that the Investment Adviser and any person controlled by or under common control with the Investment Adviser may have an interest in the Fund. It is also understood that the Investment Adviser and any person controlled by or under common control with the Investment Adviser may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

6. Reports and Other Information.

(a)	The Fund and the Investment Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with respect to their affairs as each may reasonably request. The Investment Adviser further agrees to furnish to the Fund, if applicable, the same such documents and information pertaining to any sub-adviser as the Fund may reasonably request.

(b)	Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and 31a-2 under the Investment Company Act which are prepared or maintained by the Investment Adviser (or any sub-adviser) on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request. The Investment Adviser further agrees to preserve the necessary records for the periods prescribed in Rule 31a-2 under the Investment Company Act.

7. Scope of Liability; Indemnification.

(a)	In the absence of willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser, or reckless disregard of its obligations and duties hereunder, the Investment Adviser shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and hold harmless the Investment Adviser, its affiliates and any of their respective partners, members, directors, officers, employees or shareholders (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Adviser’s responsibilities hereunder; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”).

(b)	Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement. As used in this Agreement, the term “interested person” shall have the same meaning set forth in the Investment Company Act.

8. Independent Contractor.

For all purposes of this Agreement, the Investment Adviser shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Adviser or any of its affiliates or clients. Except as provided in this Agreement, the Investment Adviser shall have no authority to bind, obligate or represent the Fund.

9. Term; Termination.

This Agreement shall become effective as of the date of its execution, and

(a)	unless otherwise terminated, this Agreement shall continue in effect until a date no later than 150 days after its execution;

(b)	this Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon ten (10) days’ prior written notice to the other party; provided, that in the case of termination by the Fund, such action shall have been authorized (i) by resolution of the Board, including the vote or written consent of Trustees who are not parties to this Agreement or interested persons of either party hereto, or (ii) by vote of majority of the outstanding voting securities of the Fund; and

(c)	this Agreement shall automatically terminate in the event of its assignment.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. For purposes of this Section 9, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” shall have their respective meanings defined in the Investment Company Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the Investment Company Act.

10. Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Investment Company Act.

11. Use of the Name “Broadstone.”

The Investment Adviser represents that it has a license or other right to use the term “Broadstone.” The Investment Adviser grants to the Fund a royalty-free, non-exclusive license to use the name “Broadstone” in the name of the Fund for the duration of this Agreement and its license, and any extensions or renewals thereof. The Fund’s license to use the term Broadstone may, upon termination of this Agreement or the Investment Adviser’s license, be terminated by the Investment Adviser, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of its Board or shareholders) to change its name and to discontinue any further use of the name “Broadstone” in the name of the Fund or otherwise.

12. Notices.

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier at the address below, or sent by telecopier or electronically to the requisite party, as specified by such party.

Address if to the Investment Adviser:

c/o Benefit Street Partners L.L.C.

9 West 57th Street, Suite 4920

New York, New York 10019

Address if to the Fund:

c/o Broadstone Real Estate Acces Fund

800 Clinton Square

Rochester, New York 14604

13. Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

14. Fund Obligations.

This Agreement is made by the Fund, and executed on behalf of the Fund by an officer, and the obligations created hereby are not binding on any of the shareholders, Trustees, employees, or agents, whether past, present, or future, of the Fund individually, but bind only the assets and property of the Fund.

15. Counterparts.

This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BROADSTONE REAL ESTATE ACCESS FUND, a Delaware statutory trust

By:	/s/ Kate Davis
Name: Kate Davis
Title: President and Portfolio Manager

BENEFIT STREET PARTNERS L.L.C. a Delaware limited liability company

By:	/s/ Bryan Martoken
Name: Bryan Martoken
Title: CFO